Exhibit 5

                            Peter B. Hirshfield, Esq.
                                1035 Park Avenue
                                    Suite 7B
                            New York, New York 10028
                            Telephone (646) 827-9362
                            Facsimile (646) 349-1665

December 20, 2004
Mediscience Technology Corp.
1235 Folkstone Way
Cherry Hill, NJ  08034

Re: Mediscience Technology Corp.
    ----------------------------

Gentlemen:

I have acted as counsel to Mediscience Technology Corp., a New Jersey Corporation (the "Company"), in connection with its registration statement on Form SB-2 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") for the registration for resale by the selling shareholders listed therein (the "Selling Shareholders") of 8,075,000 shares of the Company's common stock ("Common Stock") par value $.01 per share (the "Shares").

In connection with the foregoing, I have examined originals or copies, satisfactory to me, of (i) the Company's Certificate of Incorporation and By-laws, each as amended to date, and (ii) resolutions adopted by the Company's Board of Directors authorizing the issuance of 8,075,000 Shares. I have also reviewed such other matters of laws and examined and relied upon all such corporate documents, certificates, agreements, instruments and records, as I have deemed necessary for the purpose of expressing an opinion as set forth below. My opinion with respect to the valid issuance of an aggregate of 8,075,000 Shares owned by the Selling Shareholders which are being registered by the Company pursuant to the Registration Statement is made solely in reliance on the Company's transfer agent's records and a certificate from an authorized officer of the Company. In my examinations I have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to me as originals or copies, and the conformity of any copies to the originals.

Based upon and subject to the foregoing, I am of the opinion that the 8,075,000 Shares have been validly issued and are fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption "Legal Matters" in the Prospectus.

I advise you that I am a shareholder of the Company.

                                     Very truly yours,


                                    /s/ Peter B. Hirshfield
                                    -----------------------
                                    Peter B. Hirshfield